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                                    REVLON
                                   EXECUTIVE
                                  BONUS PLAN






                                                  Corporate Human Resources
                                                  January 1, 1997








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                                    REVLON

                             EXECUTIVE BONUS PLAN

I.       OBJECTIVES

         This Executive Bonus Plan ("Plan") for Revlon, Inc. ("Revlon") and its participating affiliates (collectively, the "Company") is intended to provide an annual cash incentive program which will:

         o reinforce the Company's Strategic Principles and goals and each eligible individual's role in achieving them;

         o attract, retain, and motivate the executive human resources necessary to operate the Company;

         o encourage improved profitability, return on investment, and growth of the Company;

         o enhance the major values of the Company -- quality, growth, and teamwork; and

         o        reflect the Company's commitment to pay for performance.

II.      ELIGIBILITY

         (1) Executives whose positions are classified in grades 9 and above of the Company's exempt salary program, and (2) general managers and above and other key executives of the Company's operations outside the United States are eligible for participation in the Plan. No eligible executive may be a participant in the Plan unless he or she shall have signed Revlon's Employee Agreement as to Confidentiality and Non-Competition (as the same may be amended from time to time by the Company).

III.     PARTICIPATION LEVELS/TARGET AWARDS

         All participants will be assigned a Participation Level which will determine their Target Award. The Target Award is the Bonus, expressed as a percent of base salary, which will be earned at 100% achievement of Plan objectives.

                                                           BONUS AWARD OPPORTUNITY
                                -------------------------------------------------------------------------------
           PARTICIPATION LEVEL     MINIMUM AWARD      THRESHOLD AWARD      TARGET AWARD       MAXIMUM AWARD
           -------------------     -------------      ---------------      ------------       -------------
                    A                    0                 50.0%               100.0%             100.0%
                    B                    0                 37.5%                75.0%             100.0%
                    C                    0                 30.0%                60.0%             100.0%
                    I                    0                 25.0%                50.0%             100.0%
                   II                    0                 20.0%                40.0%              80.0%
                   III                   0                 15.0%                30.0%              60.0%
                   IV                    0                  7.5%                15.0%              30.0%
                    V                    0                  3.0%                 6.0%              12.0%

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         The maximum award payable with respect to any bonus year to any individual participant is the lesser of the Maximum Award set forth above or $2,000,000.

         The Participation Level and all other determinations regarding participation of the Chairman and the President and CEO of Revlon are determined by the Committee of the Board of Directors of Revlon administering the Plan. The Participation Level of all other participants is recommended by the executive's Group Head and approved by the Senior Vice President, Human Resources of Revlon and the President and CEO of Revlon, subject to certification by such Committee to the extent required hereby.

         Generally, participation levels are based on an individual's grade level, reporting level, and the impact the position has on the organization's results.

         It is Management's responsibility to communicate Participation Levels to each participant.

IV.      BUSINESS AND PERSONAL PERFORMANCE OBJECTIVES

         Each participant will be notified of their performance objectives as soon as practical after the beginning of the Plan year. Performance objectives will fall into two major performance categories -- Business Objectives and Personal Performance Objectives. Unless otherwise specified by the President and CEO of Revlon, the portion of the Target Award assigned to Business Objectives and Personal Performance Objectives shall be as follows:

                                TARGET AWARD            % OF TARGET AWARD                  % OF BASE SALARY
             PARTICIPATION         AS % OF           BUSINESS         PERSONAL         BUSINESS         PERSONAL
                 LEVEL           BASE SALARY        OBJECTIVES       OBJECTIVES       OBJECTIVES       OBJECTIVES
             -------------      -------------       ----------       ----------       ----------       ----------
                   A                100.0%             100.0%             --             100.00%            --
                   B                 75.0%             100.0%             --              75.00%            --
                   C                 60.0%             100.0%             --              60.00%
                   I                 50.0%             100.0%             --              50.00%            --
                  II                 40.0%              85.0%          15.0%              34.00%           6.00%
                  III                30.0%              80.0%          20.0%              24.00%           6.00%
                  IV                 15.0%              75.0%          25.0%              11.25%           3.75%
                   V                  6.0%              75.0%          25.0%               4.50%           1.50%

         A.   BUSINESS OBJECTIVES

              Business Objectives should include operating income, operating cash flow, net sales, or other quantifiable business performance factors. A minimum of two and maximum of five Business Objectives will be established each year. If operating income is a stated Business Objective, then operating cash flow or major components thereof must also be measured. Each Business Objective will be assigned a weight so that the total percentage of the Business Objectives for each Participation Level will equal the percentage indicated in the above table.

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              Business Objectives will be developed by each Group Head and approved by the Senior Executive Vice President, Chief Financial Officer of Revlon and the President and CEO of Revlon, subject to final review and approval by the Committee administering the Plan.

         B.   PERSONAL PERFORMANCE OBJECTIVES

              This portion of the Bonus Award will be based on Personal Performance Objectives which are specific to each individual, such as human resource management, advertising, account penetration, new product development, etc. A maximum of five to seven Personal Performance Objectives will be established each year with appropriate standards of performance.

              Personal Performance Objectives will be developed by each participant's Department Head, approved by the Group Head and reviewed with the participant.

V.       ACTUAL BONUS AWARDS

         Actual Bonus Awards will be determined for each participant based on the degree to which the participant's Business Objectives and Personal Performance Objectives are achieved. The earned award for the achievement of Business Objectives will be added to the earned award for the achievement of Personal Performance Objectives to determine a participant's total Bonus Award earned under the Plan, subject to the maximums provided for in Section III.

         A.   BUSINESS OBJECTIVES

              Bonuses earned under this portion of the Plan will be based on achievement against each Business Objective's target in accordance with its assigned weight, as follows:

              o 50% of the weighted Target Award will be earned if approximately 90% of the Business Objective's target is achieved. No bonus will be earned for any Business Objective which is not achieved at this minimum threshold.

              o 100% of the weighted Target Award will be earned when the targeted Business Objective is achieved.

              o A maximum of 200% of the weighted Target Award will be earned only if the Business Objective's target is overachieved by approximately 20% - 30%.

              Proportionate awards will be earned for achievement between the threshold, target, and maximum Objectives.

         B.   PERSONAL PERFORMANCE OBJECTIVES

              Bonuses earned under this portion of the Plan will be based on each participant's performance against Personal Performance Objectives. Based on criteria established at the


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              beginning of the year by the President and CEO of Revlon,
              participants may earn up to 200% of their personal performance target award.


VI.      CORPORATE/GROUP BUSINESS OBJECTIVES

         To foster each executive's commitment to teamwork and sharing in the Company's overall success, targeted Business Objectives for participants should include Corporate/Group/Division performance factors as suggested below:

                                                                              PERCENT OF TOTAL OBJECTIVES
            PARTICIPANT'S ORGANIZATION UNIT OR                     CORPORATE              GROUP                DIVISION
                      REPORTING LEVEL                             PERFORMANCE           PERFORMANCE          PERFORMANCE
                      ---------------                             -----------           -----------          -----------

           Corporate Staff                                           100%

           Group Direct Reports to President and CEO of               25%                   75%
           Revlon

           Group                                                      20%                   80%

           Division                                                                          *                    *

         *Split between Group/Division, if any, to be determined by Group Head.

VII.          ADMINISTRATION AND AWARD PAYMENTS

              The Plan will be administered by a Committee of the Board of Directors of Revlon's parent consisting of at least two "independent" directors. The Plan will be overseen by the Senior Vice President, Human Resources of Revlon, and all awards must be approved by the President and CEO of Revlon prior to payment.

              Each Plan year will commence on January 1 and end on December
              31.

              In January of each Plan year, the proposed Business Objectives at Threshold, Target, and Maximum will be submitted to the Senior Executive Vice President, Chief Financial Officer of Revlon, and a listing of the Plan participants with recommended Participation Levels will be submitted to the Senior Vice President, Human Resources of Revlon. Business Objectives and Participation Levels will be reviewed and approved by the President and CEO of Revlon. Personal Objectives will be submitted to the senior human resource executive of each Group and reviewed and approved by the Group Head.

              Operating results will be reviewed by the senior financial officer of each Division and the Senior Executive Vice President, Chief Financial Officer of Revlon. The decision of the Senior Executive Vice President, Chief Financial Officer of Revlon is final with

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              respect to results used in calculating Bonus Awards under the
              Plan, subject only to Committee review.

              Base salary earned during the Plan year will be used in calculating Bonus Awards under the Plan.

              The Committee will review and approve Business Objectives, Personal Objectives and Participation Levels annually, with review and approvals related to awards payable to Named Executive Officers subject to Section 162(m) of the Internal Revenue Code or any successor provision ("162(m)") obtained by March 31 of each Plan Year. Business Objectives will be calculated before the impact of extraordinary items, discontinued operations and accounting changes and may be adjusted by the Committee to reflect major acquisitions and divestitures.

              In the event of a change of assignment or transfer prior to October 31 of the Plan year, the participant's Bonus Award will be calculated for each position on a pro-rated basis. Similarly, an executive who is newly hired or who joins the Plan after the start of the Plan year, and prior to October 31, will be eligible for a pro-rated Bonus Award based on the percentage of the Plan year actually worked while a participant.

              The Committee will certify awards to Named Executive Officers before payment.

              Bonus Awards will be distributed on or about March 15 following the bonus year. Bonus Awards will not be paid to a participant who does not remain actively employed by the Company through the date Bonus Awards are distributed except that, in the sole discretion of the President and CEO of Revlon:

              i) an executive whose employment terminates due to death, disability, or retirement at any time after the start of a Plan year, or

              ii) an executive whose employment is terminated by the Company otherwise than for "good reason" (as defined in the Revlon Executive Severance Policy) or other like cause at any time after June 30 of a Plan year, may receive a Bonus Award, pro-rated if appropriate, based on the number of months of active employment during the Plan year.

              Participation in the Plan shall not confer upon any participant any rights to continue in the employ of the Company, limit in any way a participant's right or the right of the Company to terminate a participant's employment at any time, or confer upon any participant any claim to receive a Bonus Award other than as provided in the Plan, and no participant's rights under the Plan may be assigned, attached, pledged or alienated by operation of law or otherwise.

              Revlon reserves the right to revise or terminate the Plan at any time during or after a Plan performance period, or to grant special incentive awards outside the formulas set forth in the Plan. The President and CEO of Revlon, at his discretion, may also make exceptions to this Plan as required, except as otherwise required by 162(m).

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              Awards to Named Executive Officers subject to 162(m) may be decreased, but may not be increased, by action of the Committee to reflect factors other than Business Objectives and/or Personal Objectives.

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